SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 1st, 2017

CYTTA CORP.

(Exact Name of Registrant as Specified in its Charter)

Nevada (State or other jurisdiction of incorporation or organization)	Commission File Number 333-139699	98-0505761 (I.R.S. Employer Identification Number)

111 Laurelwood Drive,

Danville, California, 94506

 (Address of Principal Executive Offices and Zip Code)

(702) 307-1680

(Issuer's telephone number)

6490 West Desert Inn Road, Suite 101

Las Vegas Nevada 89146

 (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02, Appointment of Principal Officers;

As of February 1st, 2017 the following have been appointed Officers of Cytta Corp. to serve at the pleasure of the Board.

Mr. Jerry L. Smith, Co-CEO

Mr. Smith is President and majority owner of Gateway Group, Inc., a Seattle M&A and investment banking firm specializing in manufacturing, distribution, and service companies since 1986. Mr. Smith is currently Chairman and CEO of Allegiant Lighting LLC, a manufacturer of efficient commercial LED lighting.

Previously Mr. Smith was the Managing Member of Abacus Capital, LLC, a private investment firm. Mr. Smith served as Chairman and CEO of EndoBiologics, a biotech company; President and Director of BioPreserve, a medical device company; a Director of Centurion Technologies, an on-line web access software developer for instant data retrieval through “Smart Cards”; a Director of Inforetec, a global positioning system manufacturer; a Director of Digitec, a digital information systems operator and developer; a Director of Ask Rex, an interactive Internet travel service company; and CEO of EdgeMax Marketing, Inc., a multimedia company.

Mr. Smith has been involved in over 300 successful transactions ranging from the sale of main street businesses to sales and mergers of multi-million dollar companies, and has raised well over $500 million. Mr. Smith has owned and operated manufacturing, distribution, retail and financial companies. He was a founding Director of the Western Washington Youth Foundation, a Seattle Pacific University Fellow and is a Director of the Blueprint Leadership Academy for underprivileged children.  https://www.linkedin.com/in/Mr. Smith-smith-a725bb21/

Michael (Smitty) Smith, Chief Operating Officer (COO)

For the past several years Mr. Smith has been involved in the management of several IoT/SaaS product and manufacturing entities in Washington State.  His experience includes managing production, overseeing engineering and product development along with sales, marketing and support of major accounts.

Mr. Smith also has 30 years’ national experience in the Financial Services Industry working for Smith Barney, PaineWebber/UBS and Wells Fargo.  Mr. Smith was a Senior Vice President with PaineWebber/UBS and managed the Municipal Trading Desks in San Francisco and Seattle. Mr. Smith also worked with the Public Finance Departments of Smith Barney and PaineWebber/UBS. Mr. Smith was a Senior Vice President with Wells Fargo managing the Preferred Trading Desk in Seattle which provided trading and underwriting services nationally for all listed and non-listed preferred securities.  Mr. Smith took over as the head of Fixed Income Marketing nationally for the Wealth Brokerage Services division of Wells Fargo. In 2012 Michael left the financial services industry and began working in technology and manufacturing.

Mr. Smith has served as President of the Washington Bond Club and also President of the MIHI group which is responsible for raising funds for the Seattle Pacific University Men’s Soccer Team.  Mr. Smith played for SPU for 4 years while attending Seattle Pacific University where he studied Business Finance and Accounting. www.linkedin.com/in/michael-smith-7b033872

Natalia Sokolova, Chief Administrative Officer (CAO)

Ms. Sokolova is a manager and founder of SGG World LLC since 2006.  SGG is a US based Family Office and a strategic consulting firm. Ms. Sokolova is also an appointed member of the Tristate Capital Bank Family Office Advisory Board and a member of a Sharenett.com Family Office platform.

Previously Ms. Sokolova was the principal of Exquisite Planning, LLC, a New York based event planning enterprise with an exclusive and prestigious clientele.  Prior to moving back to New York, she was the Head of Marketing at Bidz.com, at the time the world's largest online jewelry auction site. Because of her well recognized participation in the international modeling industry, Ms. Sokolova Natalia moved to Los Angeles and became a Managing Director for United Licensing Group - a worldwide licensing agent for the Elite Modeling Agency. Her marketing and sales efforts grew licensing revenues from an insignificant amount in 1999 to over $20MM in 2004.  Natalia started her career at the U.S. Chamber of Commerce in Washington, DC, working for the Director of the International Division, European Affairs.

Natalia is a member of the National Investor Relations Instituteand National Association of Professional Women. Natalia sits on the board of the Kick4Life.org foundation that uses sports and education to help poor children in Africa.  Ms. Sokolova graduated Cum Laude in 1998 with a dual major in Finance and International Business from University of Maryland, College Park. www.linkedin.com/in/nsokolova

Daniel P. Jacoy, Chief Financial Officer (CFO)

Mr. Jacoy was recently CFO of Tectonic Audio Labs & Tectonic Elements Ltd., a pro-audio and electronics components manufacturing and sales company.  Daniel was also CFO of Blue Marble Network, an international maritime telecommunications company.  Previously Daniel was principal and portfolio manager of Curo Asset Management, LLC where he developed and managed fixed income and equity portfolios for individual and institutional clients.

He was VP of Ariston Capital Management, where his responsibilities included convertible securities portfolio management, securities analysis and trading.  During his tenure, the Ariston Convertible Securities Fund (CNCVX) was ranked number one in its asset class in 1999 by Lipper Analytical. For his extensive stock and bond market knowledge, Daniel has been interviewed by Barron’s, The Wall Street Journal, The Wall Street Transcript, Dow Jones News, The Chicago Tribune, The Seattle Post Intelligencer and The Financial Times Mandate.

He also has investment and financial operations responsibilities at Fidelity Investments, Commercial Union Insurance Companies and Unigard Insurance Group.  He has lectured at Seattle University and Bellevue Community College. Daniel has a Bachelor’s degree in Business and Finance from Western Washington University.  https://www.linkedin.com/in/daniel-jacoy-71474898/

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cytta Corp.

Date March 21, 2017

By: /s/ Gary Campbell

    Gary Campbell CEO, Director